Exhibit 99.1

American Public Education Reports Third Quarter 2010 Results

CHARLES TOWN, W.Va.--(BUSINESS WIRE)--November 8, 2010--American Public Education, Inc. (NASDAQ: APEI) – parent company of online learning provider American Public University System (APUS), which operates through American Military University (AMU) and American Public University (APU) – announced financial results for the quarter ended September 30, 2010.

Recent Highlights:

  Net course registrations increased to approximately 69,200 in the third quarter of 2010, a year-over-year increase of 25%.
  Net course registrations from new students in the third quarter of 2010 increased to approximately 16,000, an increase of approximately 9% over the same period of 2009.
  As of September 30, 2010, a total of approximately 77,700 students were enrolled in American Public University System, a year-over-year increase of 31%.
  American Public Education reported third quarter 2010 revenues increased 32% to $48.3 million, compared to $36.5 million in the third quarter of 2009.
  Income from operations before interest income and income tax in the third quarter of 2010 increased 11% to $9.3 million, compared to $8.4 million in the same period of 2009.
  Net income for the third quarter of 2010 increased 11% to $5.6 million or $0.30 per diluted share, compared to $5.0 million or $0.27 per diluted share in the same period of 2009.
  As of September 30, 2010, the Company repurchased 340,000 shares under its repurchase program for an aggregate amount of $9.2 million.
  American Public Education anticipates fourth quarter 2010 net course registrations to increase between 26% and 29%; net course registrations from new students to increase between 18% and 20%; revenues to increase between 27% and 30% over the prior year period; and net income to be between $0.45 and $0.47 per diluted share.

Financial and Other Results:

Total revenues for the third quarter of 2010 increased 32% to $48.3 million, compared to total revenues of $36.5 million in the third quarter of 2009. Income from operations before interest income and income tax in the third quarter of 2010 increased 11% to $9.3 million, compared to $8.4 million in the same period of 2009. Stock-based compensation expense reduced operating income by $704,000 in the third quarter of 2010 and $562,000 in the third quarter of 2009.

Income from operations before interest income and income tax in the third quarter of 2010 includes $326,000 of additional legal fees and related expenses in connection with preparing responses to the request for information from the U.S. Senate Committee on Health, Education, Labor and Pensions relating to the Committee’s hearings on for-profit colleges.

Net income for the third quarter of 2010 increased 11% to $5.6 million or $0.30 per diluted share, which includes $434,000 or $0.02 per diluted share in stock-based compensation expense net of tax. This compares to net income of $5.0 million or $0.27 per diluted share for the third quarter of 2009, including $359,000 or $0.02 per diluted share in stock-based compensation expense net of tax. The weighted average diluted shares outstanding for the third quarter of 2010 and 2009 was approximately 18.9 million in each period.

For the nine months ended September 30, 2010, total revenues were $141.9 million, an increase of 35% compared to total revenues of $105.3 million in the same period of 2009. Income from operations before interest income and income tax for the nine months ended September 30, 2010 increased 32% to $34.2 million, compared to $25.9 million in the same period of 2009. Stock-based compensation expense reduced each period's operating income by $2.2 million and $1.6 million, respectively.

The Company repurchased 340,000 shares under the Company’s previously announced repurchase program for an aggregate amount of $9.2 million. As of September 30, 2010, there was $10.8 million available for further repurchases of the Company’s shares under the repurchase program.

Net income for the nine months ended September 30, 2010 increased 30% to $20.3 million or $1.07 per diluted share, which includes $1.4 million or $0.07 per diluted share in stock-based compensation expense net of tax. This compares to net income of $15.6 million or $0.82 per diluted share in the same period of 2009, including $1.1 million or $0.06 per diluted share in stock-based compensation expense net of tax. The weighted average diluted shares outstanding for the nine months ended September 30, 2010 and 2009 were approximately 19.0 million and 18.9 million, respectively.

Total cash and cash equivalents as of September 30, 2010 were $86.6 million with no long-term debt. Cash from operations for the nine months ended September 30, 20010 was $32.8 million, compared to $22.8 million in the same period of 2009. Capital expenditures were $14.4 million for the nine months ended September 30, 2010, which compares to $8.6 million in capital expenditures in the same period of 2009. Depreciation and amortization was $4.7 million for the nine months ended September 30, 2010 and $3.9 million for the same period of 2009.

Net Course Registrations and Student Enrollment:
For the three months ended September 30,
	2009	2010	% Change
Net Course Registrations from New Students	14,700	16,000	9%
Net Course Registrations	55,300	69,200	25%

For the nine months ended September 30,
	2009	2010	% Change
Net Course Registrations from New Students	36,400	43,200	19%
Net Course Registrations	149,800	198,200	32%

Note: Net course registrations represent the aggregate number of classes in which students remain enrolled after the date by which they may drop the course without financial penalty.

Fourth Quarter 2010 Outlook:

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. The Company undertakes no obligation to update publicly any forward-looking statements for any reason.

American Public Education anticipates fourth quarter 2010 net course registrations to increase between 26% and 29%; net course registrations from new students to increase between 18% and 20%; revenues to increase between 27% and 30% over the prior year period; and net income to be between $0.45 and $0.47 per diluted share.

Webcast:

A live webcast of the Company’s third quarter earnings conference call will be broadcast at 5:00 p.m. Eastern time today. This call will be open to listeners who log in through the Company's investor relations website, www.AmericanPublicEducation.com.

A replay of the live webcast will also be available starting approximately one hour after the conclusion of the live conference call. The replay will be archived and available to listeners for one year.

About American Public Education, Inc.

American Public Education, Inc. (NASDAQ: APEI) is an online provider of higher education focused primarily on serving the military and public service communities. American Public University System (APUS), wholly owned by APEI, comprises two universities – American Military University (AMU) and American Public University (APU). Regionally and nationally accredited, APUS serves more than 75,000 adult learners worldwide and offers 79 degree programs in fields ranging from homeland security, military studies, intelligence, and criminal justice to technology, business administration, public health, and liberal arts.

Forward Looking Statements

Statements made in this press release regarding American Public Education, Inc. or its subsidiaries, that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about American Public Education, Inc. and the industry. These forward-looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Forward-looking statements can be identified by words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would." These forward-looking statements include, without limitation, statements regarding expected growth and share repurchase activity. Actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the various risks described in the "Risk Factors" section and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 as filed with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Three Months Ended
	September 30,
	2010	2009
	(Unaudited)

Revenues	$48,295	$36,471
Costs and expenses:
Instructional costs and services	19,483	14,745
Selling and promotional	9,621	5,598
General and administrative	8,194	6,465
Depreciation and amortization	1,682	1,277

Total costs and expenses	38,980	28,085

Income from operations before
interest income and income taxes	9,315	8,386
Interest income, net	28	30

Income before income taxes	9,343	8,416
Income tax expense	3,755	3,404

Net income	$5,588	$5,012

Net Income per common share:
Basic	$0.30	$0.28

Diluted	$0.30	$0.27

Weighted average number of
common shares:
Basic	18,430,021	18,195,583

Diluted	18,931,197	18,910,456

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Nine Months Ended
	September 30,
	2010	2009
	(Unaudited)

Revenues	$141,860	$105,345
Costs and expenses:
Instructional costs and services	54,884	41,861
Selling and promotional	24,850	15,085
General and administrative	23,277	18,563
Depreciation and amortization	4,658	3,934

Total costs and expenses	107,669	79,443

Income from operations before
interest income and income taxes	34,191	25,902
Interest income, net	85	70

Income before income taxes	34,276	25,972
Income tax expense	14,015	10,408

Net income	$20,261	$15,564

Net Income per common share:
Basic	$1.10	$0.86

Diluted	$1.07	$0.82

Weighted average number of
common shares:
Basic	18,380,178	18,137,946

Diluted	18,970,381	18,899,522

CONTACT:
American Public Education, Inc.
Harry T. Wilkins, CPA
Executive Vice President and Chief Financial Officer
304-724-3722
or
Christopher L. Symanoskie
Associate Vice President, Corporate Communications
703-334-3880